Exhibit (c)(2)

                            Supplemental Indenture
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          This Supplemental Indenture, dated as of October 11, 1995 (this
"Supplemental Indenture"), between Broadway Stores, Inc., a Delaware corporation (the "Company"), and Bankers Trust Company, as Trustee (the "Trustee"), supplements the Indenture, dated as of October 23, 1993 (the "Indenture"), between the Company (f/k/a Carter Hawley Hale Stores, Inc.) and the Trustee (successor in such capacity to Continental Bank, National Association) under which the Company's 6 1/4% Convertible Senior Subordinated Notes due 2000 were issued and are outstanding.

                                    RECITALS

     A.   This Supplemental Indenture is being entered into pursuant to
Section 4.12 of the Indenture in connection with the merger (the "Merger") of a wholly owned subsidiary ("Newco") of Federated Department Stores, Inc. ("Federated") with and into the Company pursuant to an Agreement and Plan of Merger, dated as of August 14, 1995, among the Company, Federated, and Newco.

     B. At the effective time of the Merger, subject to certain exceptions, each outstanding share of Common Stock will be converted into the right to receive 0.27 shares of common stock of Federated ("Federated Common Stock").

     C. In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to comply with Section 4.12 of the Indenture, the Company and the Trustee hereby agree as follows:

     Section 1.   Defined Terms.  Capitalized terms used and not otherwise
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defined herein have the respective meanings assigned to such terms in the
Indenture.

     Section 2.  Adjustment to Conversion Privilege.  From and after the
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effective time of the Merger (the "Effective Time"), on the terms and subject to the conditions set forth in the Indenture, a Holder of a Security may convert it into Federated Common Stock. The number of shares of Federated Common Stock issuable upon conversion of a Security will be determined by dividing the principal amount converted by the conversion price therefor in effect on the conversion date. Effective as of the Effective Time, the conversion price for shares of Federated Common Stock will be $45.15. Thereafter, the conversion price for shares of Federated Common Stock will be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Article IV of the Indenture.

     Section 3.  Ratification.  The Indenture as hereby supplemented is in all
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respects ratified and confirmed by each of the Company and the Trustee, and all of the rights and powers created thereby or thereunder shall be and remain in full force and effect.

     Section 4.  Governing Law.  The laws of the State of New York shall govern
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this Supplemental Indenture without regard to principles of conflict of laws.

     Section 5.  Successors.  All agreements of the Company in this Supplemental
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Indenture shall bind its successors.  All agreements of the Trustee in this
Supplemental Indenture shall bind its successors.

     Section 6.  Multiple Counterparts.  The parties may sign multiple
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counterparts of this Supplemental Indenture.  Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.




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


         IN WITNESS WHEREOF, the undersigned have caused this Supplemental Indenture to be executed by its duly authorized officer as of the date first above written.

                                   BROADWAY STORES, INC.



Attest: /s/William A. Groll        By: /s/John C. Haeckel
        -----------------------        -----------------------
        Name:  William A. Groll        Name:  John C. Haeckel
        Title: Attorney-in-Fact        Title: Executive Vice
                                               President


                                   BANKERS TRUST COMPANY, Trustee



Attest: /s/Marie P. Merrit         By: /s/John Wallace
        -------------------------      --------------------------
         Name:  Marie P. Merritt       Name:  John Wallace
         Title: Vice President         Title: Asst. Vice Pres.



                UNDERTAKING OF FEDERATED DEPARTMENT STORES, INC.

       By executing this Supplemental Indenture below, Federated hereby (i) undertakes to (A) reserve and keep available, free from preemptive rights, out of its authorized but unissued capital stock, solely for the purpose of issuance upon the conversion of Securities as provided in this Supplemental Indenture and the Indenture, a number of shares of Federated Common Stock sufficient to permit the conversion of all outstanding Securities and (B) to issue and cause to be delivered in accordance with this Supplemental Indenture, the Indenture, and the Company's instructions shares of Federated Common Stock upon the conversion of any Security and (ii) warrants that all shares of Federated Common Stock that may be issued upon the conversion of any Security, when so issued, shall be duly authorized, validly issued, fully paid and nonassessable.

                              FEDERATED DEPARTMENT STORES, INC.


                              By: /s/Dennis J. Broderick
                                  ----------------------------------------------
                                  Name:  Dennis J. Broderick
                                  Title: Senior Vice President





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